These financials are unaudited for the year ended November 30, 1996

Conectisys Corporation and Subsidiaries
(A Development Stage Company)
Contents


Consolidated financial statements

Balance sheets                                                   F-2 to F-3

Statements of operations                                         F-4

Statements of shareholders  equity                               F-5 to F-7

Statements of cash flows                                         F-8 to F-9

Summary of accounting policies                                   F-10 to F-12

Notes to consolidated financial statements                       F-13 to F-21

Consolidated Balance Sheets

                                                          November 30,
                                                        1996         1995
Assets

Current assets
  Cash and cash equivalents                            $ 24,495    $  1,911
  Accounts receivable - trade
    (net of allowance for
    doubtful accounts of $1,668)                         35,532        -
  Stock subscription receivable
    (received January 1996)                                 -        20,000
                                             --------------------------------
Total current assets                                     60,027      21,911

Notes receivable, net (Note 4)                          446,625     466,625

Interest receivable, net (Note 4)                         7,947       7,947

Property and equipment, net (Note 5)                    150,370     121,734

Other assets
     Licenses and technology, net of accumulated
       amortization of $481,528 in 1996
       (Notes 1 and 9)                                1,727,242   2,178,430
     Deposits                                             4,500       4,500
                                             -------------------------------
Total other assets                                    1,731,742   2,182,930
                                            --------------------------------
                                                     $2,396,711  $2,801,147

See summary of significant accounting policies and notes to consolidated financial statements.

Balance sheet Continued
                                                            November 30,
                                                            1996         1995


Liabilities and Shareholders  Equity

Current liabilities
  Accounts payable                                      $338,822      $ 42,933
  Accrued compensation (Note 10)                         136,181        53,295
  Notes payable (Notes 3 and 6)
    Related party                                           -          456,235
    Other                                                247,719       441,824
  Other current liabilities                              117,662        12,122
                                                  -----------------------------

Total current liabilities                                840,384     1,006,409


Long-term liabilities (Note 6)
  Notes payable
    Related                                              527,830         -
    Other                                                163,719         -
                                                  -----------------------------

Total long-term liabilities                              691,549         -


Minority interest                                           -          120,569

Commitment (Note 9)

Stockholders  equity (Note 7)
  Preferred  stock  - Class A, 1,000,000  shares authorized,
      $1.00 par value; 20,500 and 16,345 issued and
      outstanding in 1996 and 1995                        20,500        16,345
 Convertible  preferred  stock  -   Class   B,
      1,000,000 shares authorized, $1.00 par value;
        -0-  issued  and  outstanding                       -             -
 Common stock, 250,000,000 shares authorized,
      no par value; 2,775,729  and  2,291,387 shares
        issued  and  outstanding in 1996 and 1995      6,457,221     5,031,834
 Accumulated deficit during development stage         (5,612,943)   (3,374,010)
                                           ------------------------------------

Total shareholders'  equity                               864,778     1,674,169
                                          -------------------------------------
                                                       $2,396,711    $2,801,147

See summary of significant accounting policies and notes to consolidated financial statements.

Statement of Operations

                                                               December 1, 1990
                                                            (Inception) through
                                  Years Ended November 30,      November 30,
                                    1996         1995               1996


Revenues                          $111,163   $      -            $ 111,163
Costs of goods sold                 86,977          -               86,977
                              -------------------------------------------------
Gross profit                        24,186          -               24,186
                              -------------------------------------------------

Operating expenses
  General and administrative
   (Note 3)                      1,715,009     1,155,608         2,870,617
  Bad debt write-offs (Note 4)     118,611     1,115,286         1,233,897
                              -------------------------------------------------

Loss from operations            (1,809,434)   (2,270,894)       (4,080,328)

Interest income                     98,356         5,093           101,048

Interest expense                  (648,424)      (29,244)         (677,668)

Minority interest                  120,569         1,178           121,747
                              -------------------------------------------------

Net loss                       $(2,238,933)  $(2,293,867)      $(4,535,201)
                              -------------------------------------------------

Weighted average
 shares outstanding              2,608,613     1,984,829
                              -------------------------------------------------
Net loss per share            $      (.86)    $   (1.16)


See summary of significant accounting policies and notes to consolidated financial statements.













       5 For easier viewing View in Courier new 7.5 font
Statement of Shareholders' Equity

                                                                                               Accumulated
                                                Preferred Stock                                Deficit During
                                                   Class A
                                                                            Common Stock        Development
                                              Shares      Amount        Shares      Amount        Stage           Total


Balance, December 1, 1990 (re-entry
 development stage)                              -       $   -         212,188     $1,042,140  $ (1,042,140)   $    -

Shares issued in exchange for:
 Cash, May 31, 1993                              -           -          20,000          1,000         -            1,000
 Capital contribution, May 31, 1993              -           -          40,000            515         -              515
 Services, March 26, 1993                        -           -          40,000            500         -              500
 Services, March 26, 1993                        -           -          24,000            600         -              600

Net (loss) for the year ended
November 30, 1993                                -           -             -             -           (5,459)     (5,459)

Balance, November 30, 1993                       -           -         336,188      1,044,755    (1,047,599)     (2,844)

Shares issued in exchange for:
 Services, May 1, 1994                           -           -          48,000          3,000          -           3,000
 Cash, September 1, 1994                         -           -         355,426         23,655          -          23,655
 Services, September 15, 1994                    -           -         173,986         11,614          -          11,614
 Cash, September 26, 1994                        -           -          60,000         15,000          -          15,000
 Cash, October 6, 1994                         16,345      16,345          -               -          16,345
 Cash, September and October, 1994               -           -          26,400         33,000          -          33,000

Net (loss) for the year                          -           -             -              -          (32,544)    (32,544)



Balance, November 30, 1994                     16,345     16,345     1,000,000      1,131,024     (1,080,143)     67,226


















































        6 For easier viewing View in Courier new 7.5 font
Statement of Shareholders' Equity (Continued)

                                                Preferred Stock
                                                  Class A
                                                                            Common Stock          Accumulated
                                              Shares       Amount       Shares        Amount       Deficit        Total




Shares issued in exchange for:
 Cash, February 13, 1995                        -            -         23,200        232,000           -        232,000
 Debt repayment, February 13, 1995              -            -         40,800        408,000           -        408,000
 Debt repayment, February 20, 1995              -            -         95,562        477,810           -        477,810
 Acquisition of assets, CIPI February 1995      -            -        575,000      1,950,000           -      1,950,000
 Acquisition  of  assets,  April  5, 1995
     (Note  10)                                 -            -        300,000           -              -           -
 Cash and services, April and May 1995          -            -        320,000        800,000           -        800,000
 Cash, June 1, 1995                             -            -         10,000         30,000           -         30,000
 Acquisition of assets and services,
    September 26, 1995                          -            -         80,000        200,000           -        200,000
 Cash, September 28, 1995                       -            -            825          3,000           -          3,000
 Acquisition of assets, September 1995          -            -        700,000      1,750,000           -      1,750,000
 Return of assets, CIPI September 1995          -            -       (554,000)    (1,950,000)          -     (1,950,000)

Net loss for the year                           -            -           -              -        (2,293,867) (2,293,867)


Balance, November 30, 1995                    16,345      16,345    2,591,387      5,031,834     (3,374,010)  1,674,169

See summary of significant accounting policies and notes to consolidated financial statements.























































        7 For easier viewing View in Courier new 7.5 font
Statement of Shareholders' Equity (Continued)

                                                Preferred Stock
                                                    Class A
                                                                               Common Stock        Accumulated
                                                Shares       Amount        Shares       Amount      Deficit         Total



Shares issued in exchange for (Note 7):
 Cash, February, 1996                             -            -             27,778      125,000         -          152,779
 Debt repayment, February, 1996                   -            -            200,000      639,779         -          612,000
 Services, February, 1996                         -            -             63,199      205,892         -          205,892
 Cash, March, 1996                                -            -              3,571       25,000         -           25,000

 Shares returned and canceled, March,  1996       -            -           (300,000)        -            -             -

 Services, April, 1996                            -            -                267        2,069         -            2,069
 Services, September, 1996                        4,155        4,155         11,727       36,317         -           40,472
 Services, October, 1996                          -            -            130,800      327,000         -          327,000
 Debt repayment, November, 1996                   -            -             47,000       64,330         -           64,330

Net loss for the year                             -            -              -             -      (2,238,933)   (2,238,933)


Balance, November 30, 1996                       20,500      $20,500      2,775,729   $6,457,221  $(5,612,943)   $  864,778


Statement of Cash Flows

Increase (Decrease) in Cash                                    December 1, 1990
                                                             (Inception)through
                                    Years Ended November 30,     November 30,
                                        1996          1995           1996


Cash flows from operating activities:
 Net loss                           $(2,238,933)   $(2,293,867)   $ (4,535,201)
 Adjustments to reconcile net loss to
  net cash provided by (used in)
  operating activities:
  Stock issued for services             575,433        907,000       1,482,433
  Stock issued for interest             446,640           -            446,640
  Provision for bad debt write-offs     118,611        855,875         974,486
  Minority interest                    (120,569)        (1,178)       (121,747)
  Depreciation and amortization         519,789            946         520,735
  (Increase) decrease in assets:
     Accounts receivable                (38,862)           419         (38,443)
     Stock subscription receivable       20,000           -             20,000
     Accrued interest receivable        (95,281)        (6,283)       (103,647)
     Deposits                              -            (1,500)         (4,500)
  Increase (decrease) in liabilities:
     Accounts payable                   295,889         30,027         338,822
     Accrued compensation                82,886         53,295         136,181
     Other current liabilities          105,540          7,605         117,662
-------------------------------------------------------------------------------
Net cash used in operating activities  (328,857)      (447,661)       (786,143)


Cash flows from investing activities:

  Increase in notes receivable (Note 4)    -        (1,036,843)     (1,322,500)
  Costs of licenses and technology      (30,340)        (3,252)        (33,593)
  Purchase of equipment                 (31,535)        (3,909)        (57,970)
-------------------------------------------------------------------------------
Net cash used in investing activities   (61,875)    (1,044,004)     (1,414,062)

                                                              December 1, 1990
                                                            (Inception) through
                                    Years Ended November 30,     November 30,
                                     1996           1995             1996

Cash flows from financing activities:
 Common stock issuance             150,000          338,000             560,655
 Preferred stock issuance             -                -                 16,345
 Proceeds from debt, other         155,203          785,634           1,482,837
 Proceeds from debt, related       150,309           56,235             206,544
 Payments on debt, other            (8,951)            -                (8,951)
 Payments on debt, related         (33,245)            -               (33,245)
 Contributed capital                  -                -                   515
-------------------------------------------------------------------------------
Net cash provided by
  financing activities             413,316        1,179,869          2,224,700
-------------------------------------------------------------------------------

Net increase (decrease) in cash     22,584         (311,796)            24,495

Cash, beginning of year              1,911          313,707               -
-------------------------------------------------------------------------------

Cash, end of year           $       24,495       $    1,911        $    24,495


Supplemental disclosure of cash flow information:
 Cash paid during the year for:
  Interest                  $        41,874      $     -           $    41,874
  Taxes                                 800             850              1,650
-------------------------------------------------------------------------------

Noncash financing activities:
 Common stock issued in exchange for:
  Property and equipment         $   35,362      $    95,569       $   130,931
  Licenses and technology        $     -         $ 1,770,000       $ 1,770,000
  Repayment of debt              $  257,469      $   885,810       $ 1,107,917
  Services and interest          $1,017,918      $   907,000       $ 1,936,786

See summary of significant accounting policies and notes to consolidated financial statements.

Summary of accounting Policies

Basis of          The    accompanying   consolidated    financial
Presentation      statements   include   the   transactions    of
                  Conectisys   Corporation   (   the    Company )
                  (formerly  BDR  Industries, Inc.  and  formerly
                  Coastal  Financial  Corp.) and  its  80%  owned
                  subsidiaries  TechniLink, Inc.  and  PrimeLink,
                  Inc.   All  material intercompany  transactions
                  and   balances  have  been  eliminated  in  the
                  accompanying consolidated financial statements.

Development       The  Company returned to the development  stage
Stage             in  accordance with SFAS No. 7 on  December  1,
Company           1990  and during the fiscal year ended November
                  30, 1995, the Company completed two mergers and is in the process of developing its technology and product lines.

Cash              For   financial  accounting  purposes  and  the
Equivalents       statement   of  cash  flows,  cash  equivalents
                  include all highly liquid debt instruments with original maturities of three months or less.

Property and      Property  and equipment are recorded  at  cost.
Equipment         Depreciation  is  computed over  the  estimated
                  useful lives of the assets using the straight-line method. Office equipment is estimated to have a useful life of 5-7 years.

Net Loss          Net  loss  per  common share is  based  on  the
Per Common        weighted  average number of common  and  common
Share             equivalent  shares outstanding for the  periods
                  presented.     Common     equivalent     shares
                  representing the common shares that would be issued on exercise of convertible securities and outstanding stock options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds are not included since their effect would be antidilutive.

Stock Issued      Shares  of  the Company s no par  value  common
for Noncash       stock  issued in exchange for goods or services
Consideration     are valued at the cost of the goods or services
                  received or at the market value of the shares issued depending on the ability to estimate the value of the goods or services received.

Summary of accounting Policies



Estimates         The preparation of the financial statements  in
                  conformity  with generally accepted  accounting
                  principles   requires   management   to    make
                  estimates  and  assumptions  that  affect   the
                  reported amounts of assets and liabilities  and
                  disclosure of contingent assets and liabilities
                  at the date of the financial statements and the
                  reported   amounts  of  revenues  and  expenses
                  during the reporting   period.  Actual  results
                  could  differ from those estimates.

Licenses          The  cost  of  acquiring  licenses  rights  are
Agreements        capitalized and amortized over the  shorter  of
                  the estimated useful life of the license or the
                  term  of  the license agreement.  The  licenses
                  are  being  amortized over  a  period  of  five
                  years.   At  November  30,  1996,  the  Company
                  generated  some revenues from the  licenses  it
                  acquired.  Although management has developed  a
                  plan  to develop and market the technology,  it
                  is  reasonably possible that the  estimates  of
                  expected  future gross revenue will be  reduced
                  significantly   in  the  near   term   due   to
                  competitive   pressure.    Consequently,    the
                  carrying  amount  of  capitalized  licenses  at
                  November 30, 1996 may be reduced materially  in
                  the  near  term.   The carrying  value  of  the
                  licenses is subject to periodic evaluation and if necessary the amounts will be written down to their net realizable value.

Technology        Deferred  technology costs include  capitalized
                  product development and product improvement cost incurred after achieving technological feasibility and are amortized over a period of five years.

Income Taxes      The  Company has adopted Statement of Financial
                  Accounting  Standards ("SFAS") No.  109,  which
                  requires the Company to recognize deferred  tax
                  assets  and liabilities for the expected future
                  tax  consequences  of  events  that  have  been
                  recognized   in   the  Company s   consolidated
                  financial  statements or  tax  returns.   Under
                  this  method,  deferred  tax  liabilities   and
                  assets  are  determined based on the difference
                  between   the   financial  statement   carrying
                  amounts and tax basis of assets using the enacted rates in effect in the years in which the differences are expected to reverse.

Summary of accounting Policies

New Accounting    Statement of Financial Accounting Standards No.
Pronouncements    121,   Accounting for the Impairment  of  Long-
                  Lived  Assets and for Long-Lived Assets  to  be
                  Disposed  Of   (SFAS  No. 121)  issued  by  the
                  Financial Accounting Standards Board ("FASB")  is
                  effective  for financial statements for  fiscal
                  years  beginning after December 15, 1995.   The
                  new   standard   establishes   new   guidelines
                  regarding  when impairment losses on long-lived
                  assets,  which  include  plant  and  equipment,
                  certain  identifiable  intangible  assets   and
                  goodwill,   should   be  recognized   and   how
                  impairment  losses  should  be  measured.   The
                  Company does not expect adoption to have a material effect on its financial position or results of operations.

                  SFAS   No.  123,   Accounting  for  Stock-Based
                  Compensation (SFAS 123) issued by the FASB is effective for specific transactions entered
                  into   after  December  15,  1995,  while   the
                  disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning no later than December 15,
                  1995.   The  new  standard establishes  a  fair
                  value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods and services
                  from   nonemployees  in  exchange  for   equity
                  instruments. At the present time, the Company has not determined if it will change its accounting policy for stock based compensation
                  or   only   provide   the  required   financial
                  statement disclosures. As such, the impact on the Company s financial position and results of operations is currently unknown.

Fair Value        The  carrying amounts of financial  instruments
of Financial      including  cash and cash equivalents,  accounts
Instruments       receivable,   stock  subscription   receivable,
                  accounts  payable,  accrued  compensation   and
                  notes  payable  other, approximate  fair  value
                  because   of  the  short  maturity   of   these
                  instruments. It is not practicable to estimate the fair value of the notes payable related party due to their related party nature.

Reclassifications For  comparability purposes, certain prior year accounts have been reclassified to conform with current year presentation.

Notes to Consolidated Financials
1. Business       Nature of Organization
                  The Company was incorporated under the laws of Colorado on February 3, 1986, to analyze and invest in business opportunities as they may occur.
                  Effective December 1, 1994, the Company agreed to acquire all of the outstanding shares of Progressive
                  Administrators, Inc.("PAI") in exchange for 300,000 shares of its no par value common stock. The transaction was to be accounted for as a purchase transaction. The shares to be issued by the Company were to be restricted securities within the meaning of Rule 144 of the Securities Act of 1933, as amended. Accordingly, PAI would have been a wholly-owned subsidiary of the Company as of December 1, 1994. PAI was formed in the state of Colorado on September 14, 1994 and is engaged in the records storage business.
                  On April 24, 1995 the PAI agreement was terminated prior to the exchange or issuance of any stock and a promissory note was issued by PAI to the Company in the amount of $244,000 to reimburse the Company for cash advances. See details of receivable at Note 4.

                  Effective December 1, 1994, the Company also agreed to acquire all of the outstanding shares of Creative Image Products, Inc.(CIPI) in exchange for 575,000 shares of its no par value common stock. The shares were issued in February of 1995. The shares issued by the Company were restricted securities  within the meaning of Rule 144 of the
                  Securities Act of 1933, as amended. Accordingly, CIPI was a wholly-owned subsidiary of the Company as of December 1, 1994. CIPI was formed in the state of Kansas on April 29, 1994 and is engaged in the insecticide business and through its wholly owned subsidiary, ADA Signature Distributors, Inc., the sign manufacturing business.
                  During 1995, the Company s only operations consisted of CIPI s manufacturing of organic insecticides prior to its disposal. On September 28, 1995 the Company entered into an agreement to unwind the acquisition

   (Continued)
                  of CIPI. CIPI issued a promissory note to the Company in the amount of $1,302,500 to reimburse the Company for cash advances. In accordance with the agreement, the shares issued to CIPI were exchanged for all shares issued to the company. The shares outstanding carry no value on the financial statements.

                  Change of Control

                  During the year ended November 30, 1994, the Company issued a combination of voting common and voting preferred shares to Black Dog Ranch, LLC, an unrelated party, sufficient to transfer control of the Company to Black Dog Ranch, LLC. Accordingly, the Company is a subsidiary of Black Dog Ranch, LLC. In connection with the transfer of control, the Company changed its name to BDR Industries, Inc. During the year ended November 30, 1995 the Black Dog Ranch, LLC sold its interest in the Company to Robert Spigno who now has the controlling interest in the Company. BDR Industries, Inc. then changed its name to Conectisys Corporation.

                  Formation of Subsidiary

                  Effective June 24, 1994, the Company formed a wholly-owned subsidiary, CFC Capital Corporation. The entity is currently inactive.

                  Acquisition of Privately Held Companies

                  In September 1995, the Company acquired 80% of the outstanding stock of TechniLink, Inc. a California Corporation, and 80% of the outstanding stock of PrimeLink, Inc., a Kansas corporation, in exchange for an aggregate of 200,000 shares of the Company s common stock. The acquisitions were accounted for as purchases. Both PrimeLink and TechniLink are start-up companies with no material operating activity and therefore no proforma statements of operations were provided for 1995.

1. Business       Acquisition of Privately Held Companies
  (Continued)     (Continued)

                  The acquisitions of these companies occurred in connection with the signing of the license agreements discussed in Note
                  9. The Company issued a total of 700,000 shares of common stock and assumed a loan of $400,000 to acquire the licenses and the Corporations. The only major asset acquired from PrimeLink and TechniLink was the license and technology. The stock issued was valued at $1,750,000, the fair market value of common stock issued, and is included in licenses and technology on the balance sheet.

2. Going          As  of  November 30, 1996 and 1995, the Company
   Concern        has a deficiency in working capital of $780,357
                  and $984,498, respectively and has incurred operating losses since its return to the development stage, which raise substantial doubt about the Company s ability to continue as a going concern.

                  Management s plans for correcting these deficiencies include the future sales of their newly licensed products and to raise capital through the issuance of common stock to assist in providing the Company with the liquidity necessary to retire the outstanding debt and meet operating expenses. In the longer term, the Company plans to achieve profitability through the operations of its newly acquired subsidiaries. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

3. Related            The Company utilized office space on a rent free basis
                  from an Party officer of the Company during all periods presented, the value of Transactions these transactions was immaterial.

                  The Company issued 2,494 and 260,000 shares of common stock during the years ended November 30, 1996 and 1995, respectively, to a related party in exchange for services. The services were valued at $17,538 and $534,961, respectively, which approximates the fair market value of the shares issued.

                  The CEO of the Company exercised 28,805 of his stock options at an exercise price of $0.20 per share. The Company also issued the CEO 4,155 shares of Preferred Class A stock for services rendered.

Related Party     The  Company also leases office space from S.W. Carver
Transactions      Corporation, a company owned by a major shareholder of the
(continued)       Company.  The lease is for a Transactions period of twelve months at a rate of $2,000 per month. The Company also pays
                  S.W. Carver Corporation for bookkeeping services which are included in general and administrative expenses. Also the Company has notes payable to S.W. Carver Corporation, see
                  Note 6.

                  Rent expense for the years ended November 30, 1996 and 1995 were $24,000 and $6,000, respectively.

4. Notes          During the year ended November 30, 1995 and
   Receivable     1994, the Company advanced to CIPI $1,302,500.
                  This advance is evidenced by a note payable to the Company, due on demand or October 1, 1998, whichever is first.
                  Interest on the note is at the rate of ten percent per year.
                  As of November 30, 1996 and 1995, the Company has provided an allowance of $855,875 against this receivable. Interest receivable on this note has also been reserved accordingly.


5. Property       Property and equipment consisted of the and following:
   Equipment
                  November 30,                             1996          1995


                  Office  equipment                      $141,422     $124,254
                  Furniture and fixtures                   14,369         -
                  Vehicles                                 35,362         -
-------------------------------------------------------------------------------
                                                          191,153      124,254
                  Less: accumulated depreciation          (40,783)      (2,520)
-------------------------------------------------------------------------------
                  Total                               $   150,370      121,734


                  Depreciation  expense  for  the   years   ended November  30,
                  1996 and 1995, totaled  $38,263 and $946, respectively.

6. Notes          The notes payable consisted of the following:
   Payable
                  November 30,                           1996            1995


                  Notes payable to S.W. Carver
                   Corporation (a related party)
                   unsecured, due on demand at
                   10% interest, unpaid balance
                   payable on February 15, 1998.      $  519,830     $  456,235

                  Note payable to Devon Investment
                   Advisors unsecured, due on demand at
                   10% interest, unpaid balance payable
                   on December 1, 1996.                  241,824        441,824

                  Note payable to Black Dog Ranch, LLC
                   unsecured, due on demand at 8%
                    interest, unpaid balance on
                    January 15, 1998                     130,203           -

                  Note  payable to Investor s Financial   25,000           -

                  Note payable to Ford Motor Credit,
                    secured by vehicle, interest
                    at 12.9%, unpaid balance on
                    February 25, 1999                     14,411           -

                  Note payable to Robert Spigno
                    (related party) unsecured, due
                    on demand at 10% interest,
                    unpaid balance on
                    February 15, 1998                      8,000           -
                  -------------------------------------------------------------
                  Total notes payable                    939,268       898,059

                  Less:  current portion                (247,719)     (898,059)
                     ----------------------------------------------------------
                  Long-term portion                     $691,549   $      -

6. Notes          Long-term debt maturity consist of the
   Payable        following as of November 30, 1996:
  (Continued)
                                                          Amount

                    1997                                 $247,719
                    1998                                  689,735
                    1999                                    1,814
                     ---------------------------------------------------

                Total  notes payable                    $ 939,268

7.               The  Company is authorized to issue  50,000,000
Shareholders     shares  of $1.00 par value preferred stock, no
Equity           liquidation preference. One million of the preferred
                  shares are designated as Class A preferred shares which have super voting power wherein each share receives 100 votes and has anti-dilution rights. One million of the preferred shares are designated as Class B preferred shares which have conversion rights wherein each share may be converted into ten shares of common stock.

                  In February, 1996, the Company entered into an investment banking agreement for a period of two years. In consideration for services the Company granted the investment banker options to purchase 1,000,000 shares at $2.50 per share, the fair value at the date of grant. In October of 1996 the Company issued the investment banker 130,800 shares of common stock for services rendered. These shares resulted in the Company recording consulting fees of $327,000 which is the fair value of the stock at the date issued.

                  In February and November of 1996, the Company issued 200,000 and 47,000 shares, respectively, of common stock in settlement of outstanding obligations, which included principal and interest. The total debt reduced amounted to $264,330 and interest of $412,000 for a total of $704,109.
                  The value of the transaction was based upon the value of the stock on that date.

                  In February 1996, the Company issued 63,199 shares of common stock to various consultants and to an officer of the Company for services rendered. The transactions were recorded at a total of $205,892 which approximates the fair value of the stock given at that date.

7.                In  February  1996, the Company  and  Hollywood
Shareholders      Trenz,   Inc.  ( HTNZ )  mutually   agreed   to
Equity            terminate  the ADA Sign Purchase Agreement  and
                  (Continued) Agreement for the Purchase of Common Stock between them dated March 23, 1995 and to return the shares transferred pursuant to that agreement. As a result, the Company returned to HTNZ 600,000 shares of HTNZ common stock, which is valued at zero, and HTNZ returned to the Company 300,000 shares of the Company s common stock.

                  On September 3, 1996, 1,727 shares of common stock were issued to Micro Automation Development (MAD) for services provided to TechniLink. The transaction was recorded at $4,317, which approximates the fair value of the stock given at that date.

                  On September 12, 1996, the Company issued to Internet Stock Guide Inc., 10,000 shares of common stock for payment of an advertising contract on there World Wide Web and consulting services. The transaction was recorded at $32,000 which approximates the fair value of the stock given at that date.

                  On September 23, 1996, the Company issued 4,155 shares of Preferred stock to Robert Spigno, President of Conectisys Corp. for the reduction of compensation accrued to Mr. Spigno.


8. Income         Deferred income taxes consisted of the following:
   Taxes          November 30,                           1996           1995
                  -------------------------------------------------------------
                  Deferred tax asset, net operating
                    loss carry-forward                $3,454,392       $450,000
                  Deferred tax liability                   -              -
                  Valuation allowance                (3,454,392)      (450,000)
                  -------------------------------------------------------------
                  Net deferred taxes                 $     -           $  -


                  The   valuation  allowance  offsets   the   net deferred  tax
                  asset  for  which  there  is  no assurance of recovery.

9. Commitments    Employment Agreements
   and
   Contingencies  The Company has entered into five employment agreements with key individuals, the terms of the agreements are as follows:
                  1) The President and CEO of PrimeLink entered into an agreement dated September 15, 1995 for a period of three years. He is entitled to receive a base salary of $90,000 per year and a bonus equal to 15% of the net profits before taxes earned by PrimeLink, Inc. He is also granted an option to purchase up to 250,000 shares of the Company s restricted common stock at a price equal to 50% of the average market value of the stock on the date of purchase.
                  2) The President and CEO of TechniLink entered into an agreement dated September 13, 1995 for a period of three years. He is entitled to receive a base salary of $90,000 per year and an annual bonus equal to 15% of the net profits before taxes earned by TechniLink, Inc. He is also granted an option to purchase up to 250,000 shares of the Company s restricted common stock at a price equal to 50% of the average market value of the stock on the date of purchase.
                  3) The President and CEO of Company entered into an agreement dated October 2, 1995 for a period of three years and he is entitled to receive a base salary of $125,000 per year and an annual bonus of 15% of the Company s pretax net income. He is also granted an option to purchase up to 500,000 shares of the Company s restricted common stock at a price equal to 60% of the average market value at the date of purchase. 4) The Chief Financial Officer of Company entered into an agreement dated October 2, 1995 for a period of three years and he is entitled to receive a base salary of $50,000 per year and an annual bonus of 1% of the Company s pretax net income. He is also granted an option to purchase up to 500,000 shares of the Company s restricted common stock at a price equal to 60% of the average market value at the date of purchase. 5) The Secretary and Treasurer of Company entered into an agreement dated
                  October 2, 1995 for a period of three years and he is entitled to receive a base salary of $40,000 per year and an annual bonus of 2% of the Company s pretax net income. She is also granted an option to purchase up to 500,000 shares of the Company s restricted common stock at a price equal to 60% of the average market value at the date of purchase.

9. Commitments    License Agreements
   and
   Contingencies  The Company has entered into License agreements with the
   (Continued)    Presidents of both PrimeLink and TechniLink. The license
                  agreements were entered into on September 20, 1995, in connection with the acquisition of PrimeLink and TechniLink
                  (see Note 1), and are for a period of five years. As consideration for these license agreements the Company issued each licensee 250,000 shares of its restricted common stock and will pay the licensee a royalty of 5% of net sales of the applicable product. In addition, in the event of the sale of the license or the acquisition or merger of TechniLink or PrimeLink, a royalty sum of 20% of the sales price of the license shall be paid to the licensee, the sales price shall not be less than $1,500,000. The licenses were valued at the fair market value of the stock issued to obtain the licenses.

10. Major         For the year ended November 30, 1996, the
    Customers     Company had sales to two customers comprising
                  86.0% and 10.4%, respectively of total sales. Accounts receivable from these customers at November 30, 1996 were $30,381 and $5,151, respectively.